Filed pursuant to Rule 424(b)(3)

Registration No. 333-130029

PROSPECTUS SUPPLEMENT NO. 9

to prospectus dated March 16, 2006

Up to 50,728,328 Shares

TELZUIT MEDICAL TECHNOLOGIES, INC.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated March 16, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 50,728,328 shares of our common stock. This prospectus supplement includes our attached Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on August 7, 2006.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated March 16, 2006, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 8 of the prospectus dated March 16, 2006 and the risk factors included in our Annual Report on Form 10-KSB for the year ended June 30, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 7, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2006, Telzuit Medical Technologies, Inc. (the “Registrant”) entered into the Agreement for Purchase and Sale of Shares (the “Purchase Agreement”), and acquired, pursuant to the Purchase Agreement, 100% of the outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida Corporation, (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware Corporation (“Atlantic”). Cedars and Atlantic were related entities under common control operating under the fictitious name “PDS Imaging.” PDS Imaging is a Florida based mobile ultrasound and cardiac imaging business. As an independent diagnostic testing facility, PDS Imaging offers echocardiograms, ultrasounds and other out-sourced diagnostic services to physicians and healthcare facilities in central Florida.

At the closing, the Registrant paid $644,255.00 in cash, and agreed to issue 88,853 shares of its common stock, as payment in full, for Cedars and Atlantic. The Registrant acquired Cedars and Atlantic from Todd LaVelle (“LaVelle”) and Mike Evertsen (“Evertsen”). Prior to the acquisition, neither LaVelle nor Evertsen had any material relationship with the Registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer.

In connection with the acquisition of 100% of Cedars and Atlantic, the Registrant entered into a Consultation Agreement, effective as of August 1, 2006, with LaVelle and Evertsen. Pursuant to the Consultation Agreement, LaVelle and Evertsen each agreed to provide consulting services through October 31, 2006 to assist with the transition of management of the newly acquired entities, and the Registrant agreed to pay LaVelle $8,400 and pay Evertsen $3,600. In addition, the Registrant agreed to issue 193,900 shares of its common stock to Todd LaVelle and issue 83,100 shares of its common stock to Mike Evertsen.

The total purchase price paid, and the combined total assets of Cedars and Atlantic, did not exceed 20% of the Registrant’s total consolidated assets as of June 30, 2005. In addition, Cedars and Atlantic had a net loss from continuing operations, before income taxes, extraordinary items, and changes in accounting principles, for the twelve month period ending December 31, 2005.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

(d)	Exhibits.
10.1	Form of Agreement of Purchase and Sale of Shares.

10.2	Form of Consultation Agreement

99.1	Press Release dated August 2, 2006 titled “Telzuit Medical Technologies Acquires Mobile Medical Imaging Company PDS Imaging”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

/s/ Warren Stowell
Date: August 4, 2006	By:
Warren D. Stowell
President and Chief Executive Officer

Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF SHARES

THIS AGREEMENT is entered into as of the      day of August, 2006, between Telzuit Medical Technologies, Inc., 5422 Carrier Drive, Suite 306, Orlando, Florida 32819, (hereinafter the “Purchaser) and Todd LaVelle (hereinafter “LaVelle”), 2197 Canton Road, Suite 107, Marietta, Georgia 30066, and Mike Evertsen (hereinafter “Evertsen”), 2197 Canton Road, Suite 107, Marietta, Georgia (when referred to collectively in this agreement LaVelle and Evertsen are hereinafter the “Sellers”).

RECITALS

A. LaVelle is the owner of 100% of the issued and outstanding shares of capital stock of Cedars Diagnostic Labs, Inc., a Florida Corporation, (hereinafter “Cedars”) and 50% of the issued and outstanding shares of capital stock of Atlantic Ultrasound, Inc., a Delaware Corporation (hereinafter “Atlantic”) (when referred to collectively in this agreement Atlantic and Cedars are the “Companies”).

B. Evertsen is the owner of 50% of the issued and outstanding shares of capital stock of Atlantic.

C. The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, 100% of the issued and outstanding shares of capital stock of the Companies.

THEREFORE, in consideration of the mutual promises and conditions herein contained, the parties agree as follows:

AGREEMENT

1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Sellers agree to sell, transfer and assign to the Purchaser, and the Purchaser agrees to purchase, at the Closing, as hereinafter defined, (a) Fifty (50) shares of Common Stock, no par value, of Atlantic from LaVelle and fifty (50) shares of common stock, no par value, from Evertsen, such shares constituting all of the issued and outstanding capital stock of Atlantic, (b) (i) One Thousand (1,000) shares of Common Stock, par value $.01 per share, of Cedars from LaVelle, such shares constituting all of the issued and outstanding capital stock of Cedars (collectively, the stock referenced in (a) and (b) above are referred to herein as the “Shares”). At the Closing, the Sellers shall deliver to the Purchaser a certificate or certificates evidencing the Shares in form ready for transfer and duly endorsed to the Purchaser. At the Closing, and from time to time thereafter, the Sellers shall execute and deliver such other documents and instruments, and take such other actions, as the Purchaser may reasonably request, in order more fully vest in the Purchaser and perfect his title to (x) all right, title and interest in and to the Shares and (y) any and all other right, title and interest, claim or demand of any kind which the Sellers may have in, to, or upon any of the properties, assets or businesses of the Companies.

2. Election under Section 338(h)(10) of the Internal Revenue Code. At the Purchaser’s election, the Purchaser and the Sellers shall file an election under § 338(h)(1) of the Internal Revenue Code, which shall permit the Purchaser, for tax purposes, to treat the acquisition of the Shares as if the Purchaser had acquired the assets of the Companies.

3. Purchase Price and Payment. At the Closing, the Purchaser will pay the aggregate purchase price for the Shares as follows:

a. $644,255.00 of the purchase price shall be paid by a bank’s cashier’s or certified check, or via wire transfer, at the Closing on the date of Closing.

b. Purchaser shall deliver or transfer to the Sellers, in the aggregate, 88,853 shares of its common stock registered for resale pursuant to its SB-2 Registration Statement.

Contemporaneous with the Closing, Cedars shall pay from the proceeds of the closing the following inter-company payables: (i) $17,200 to PDS Image Holdings, LLC, (ii) $14,878 to Blue Medical Supply, Inc., and (iii) $12,177 Marietta Diagnostic Center, LLC (the “Affiliate Payments”). Other than the Affiliate Payments, all other accounts payables owed to affiliates shall be deemed cancelled and satisfied. After payment of the Affiliate Payments referenced above, the aggregate liabilities of the Companies (inclusive of equipment financing, equipment leases and trade payables) shall not exceed $187,656.

4. Intentionally deleted.

5. Representations and Warranties by the Sellers as to Atlantic. The Sellers represent and warrant to the Purchaser, concerning Atlantic, as follows:

a. Title to the Shares. The Sellers have good, absolute, and marketable title to all of the issued and outstanding shares of capital stock of Atlantic free and clear of all liens, claims, encumbrances and restrictions of every kind. The Sellers have the complete and unrestricted right, power and authority to sell, transfer and assign the Shares pursuant to this Agreement. The delivery of the Shares to the Purchaser, as herein contemplated, will vest in the Purchaser good, absolute and marketable title to all of the Shares, free and clear of all liens, claims, encumbrances and restrictions of every kind.

b. Organization. Atlantic is a duly organized and validly existing Florida corporation in good standing, with all requisite corporate power and authority to carry on its businesses as presently conducted. Atlantic is duly qualified as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary. Atlantic has no subsidiaries and has no direct or indirect interest in any other firm, corporation or business enterprise.

c. Capitalization and long-term indebtedness of Atlantic.

(i) Atlantic is authorized by its Articles of Incorporation to issue 1500 shares of Common Stock, no par value, 100 of which are duly and validly issued and outstanding, fully paid, and nonassessable. Atlantic has no authority to issue any other capital stock or other securities.

(ii) The Sellers will deliver to the Purchaser upon request of Purchaser true copies of all instruments relating to Atlantic’s long-and short-term indebtedness. Atlantic is not now in default or violation of any provision of its outstanding long-term or short-term indebtedness.

(iii) There are no outstanding options, contracts, commitments, warranties, agreements or other rights of any character affecting or relating in any manner to the issuance of Atlantic’s capital stock or other securities, or entitling anyone to acquire Atlantic’s capital stock or other securities.

d. Financial Statements. The Sellers have furnished the Purchaser with a balance sheet for Atlantic as of July 31, 2006 (the “2006 Atlantic Balance Sheet”) and a balance sheet for Atlantic as of February 28, 2005 and the related statements of income and retained earnings. The financial statements (i) are in accordance with the books and records of Atlantic; (ii) fairly present the financial conditions of Atlantic as of such dates and the results of its operations for the periods therein specified; and (iii) except as otherwise disclosed in the schedules attached hereto, accurately reflect all contracts and commitments of Atlantic. The 2006 Atlantic Balance Sheet discloses all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of Atlantic at the 2006 Atlantic Balance Sheet date (except such debts, liabilities and obligations as are not required to be reflected therein in accordance with generally accepted accounting principles) and included appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet payable.

e. Present Status. Since the date of the 2006 Atlantic Balance Sheet date, Atlantic has not; incurred any obligations or liabilities, absolute, accrued, contingent or otherwise, except current liabilities in the ordinary course of its businesses; discharged or satisfied any liens or encumbrances, or paid any obligations or liabilities, except current Atlantic Balance Sheet liabilities and current liabilities incurred, in each case, since the 2006 Atlantic Balance Sheet date in the ordinary course of its business; declared or made any shareholder payment or distribution or purchased or redeemed any of its securities or agreed to do so; mortgaged, pledged or subjected to lien, encumbrance or charge any of its assets; canceled any debt or claim; sold or transferred any assets except sales from inventory in the ordinary course of its business; suffered any damage, destruction or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; waived any rights of substantial value; nor entered into any transactions other than in the ordinary course of its business.

f. Tax Returns and Audits. Atlantic has duly filed all federal, state and local tax returns required to be filed by it and has paid all federal, state and local taxes required to be paid with respect to the periods covered by such returns. Atlantic is not currently delinquent in the payment of any tax, assessment or governmental charge. Atlantic has not had any tax deficiencies proposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Atlantic’s federal and state tax returns are not now being audited by the Internal Revenue Service nor does Atlantic have any knowledge of any intention by the Internal Revenue Service or the State of Florida to conduct such audit. Atlantic has paid all federal, state and local taxes accrued prior to the date of the Closing.

g. Litigation. There are no legal actions, suits, arbitrations, or other legal, administrative or other governmental proceedings pending or threatened against Atlantic, its properties, assets or businesses; and neither the Sellers nor Atlantic are aware of any facts which, to their knowledge, might result in any such action, suit, arbitration or other proceeding.

h. Compliance with the Law and Other Instruments. The business and operations of Atlantic have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect Atlantic or its properties, assets, business or prospects. Performance of this Agreement will not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of Atlantic under any arrangement, agreement or other instrument to which Atlantic or the Sellers are a party or by which Atlantic or the Sellers are bound or affected, and will not violate the Articles of Incorporation, as amended, or the Bylaws of Atlantic. Atlantic is not in violation of its Articles of Incorporation, as amended, its Bylaws, or of any indebtedness, mortgage, contract, lease or other agreement or commitment.

i. Title to Property and Assets. Atlantic has good, absolute and marketable title to all owned properties and assets, other than equipment identified as leased or financed equipment on Schedule 5(j) below, including without limitation those reflected in the 2006 Atlantic Balance Sheet and those used or located on property controlled by Atlantic in its business, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction except those which are disclosed on the 2006 Atlantic Balance Sheet as securing specified liabilities, or are disclosed in the Schedule of Assets referred to in subparagraph (5j) hereof. All the equipment of Atlantic is in operating condition, reasonable wear and tear expected. Atlantic has not been threatened with any action or proceeding under any building or zoning ordinance, regulation or law.

j. Schedule of Assets. The Sellers have delivered to the Purchaser a separate Schedule of Assets, specifically referring to this paragraph, containing:

(i) A true and complete legal description of all real properties owned and held by Atlantic, if any;

(ii) A true and complete legal description of all real properties in which Atlantic has a leasehold interest, together with a description of each indenture, lease, sublease or other instrument under which Atlantic claims or holds such leasehold interest. Atlantic has good and valuable leasehold interests in such properties, and all such instruments are in effect and enforceable according to their respective terms;

(iii) A true and complete list of all patents, patent applications, patent licenses, trademarks, trademark registrations and applications therefore, trade names, copyrights and copyright registrations and applications therefore, and any Food and Drug Administration approvals (hereinafter “FDA Approvals”) owned or granted to Atlantic are listed on Schedule 5(j)(iii).

(iv) A true and complete list of all contracts between Atlantic and any insurance companies whereby Atlantic has agreed to provide medical services to insureds of the insurance company and the insurance company has agreed that it will pay for services performed for its insureds by Atlantic (hereinafter “Atlantic Provider Contracts”) are listed on Schedule 5(j)(iv).

(v) A true and complete list of all services provided by Atlantic for which Medicare has approved Atlantic as a provider and for which Medicare will pay Atlantic when such services are provided by Atlantic for individuals participating in a Medicare plan are listed on Schedule 5(j)(v).

(vi) A complete schedule of all fire and other casualty and liability policies of Atlantic in effect on the date of this Agreement.

(vii) A complete schedule of all machinery and equipment, automobiles, trucks, vans, or other vehicles, tools, furniture, leasehold improvements, fixtures, customer deposits, utility deposits, equipment deposits, lease deposits or other deposits, and all other tangible personal property of every kind and nature owned or used in or necessary for the operation of the business are listed on Schedule 5(j)(vii).

k. Atlantic Provider Contracts. To the best of the Sellers’ knowledge and belief, all of the Atlantic Provider Contracts listed in the Schedule of Assets referred to in Paragraph (5j), above, remain in full force and effect. Atlantic has in all respects performed all obligations required to be performed to date and is not in material default in any respect under any of the Atlantic Provider Contracts, and the insurance companies that are parties to the Atlantic Provider Contracts are in material compliance therewith and are not in material default thereunder. Furthermore the change in ownership of Atlantic, contemplated by this Agreement, will not result in the cancellation or termination of the Atlantic Provider Contracts.

l. Medicare Approvals. To the best of the Sellers’ knowledge and belief, the Medicare approvals Atlantic has received for its services listed in the Schedule of Assets referred to in Paragraph (5j), subject only to the filing of a change of ownership form, will remain valid and effective. Atlantic remains a Medicare provider of those services and Medicare will pay Atlantic for those services when provided to an individual participating in a Medicare plan. Furthermore, to the best of the Sellers’ knowledge and belief, the change in ownership of Atlantic, contemplated by this Agreement, will require the filing of a change of ownership form but will not result in the cancellation, termination or withdrawal of the Medicare approvals listed in Atlantic’s Schedule of Assets. Atlantic is not in material default, in any respect, on any obligations it may have to Medicare as a provider of services to individuals participating in a Medicare plan.

m. Patents Trademarks and FDA Approvals. Atlantic has FDA Approvals necessary in the conduct of its business. Atlantic has received no notice of any claim that it is infringing upon or otherwise acting adversely to the rights of any person under, or in respect to, any copyrights, trademarks, trademark rights, patents, patent rights or licenses owned by any person or persons, and there is no such claim or pending or threatened action with respect thereto. Atlantic has maintained any required FDA approvals, if any, and the transaction contemplated by this Agreement will not affect these FDA Approvals. Atlantic is not obligated to pay any royalties or fees to any licensee or other claimant for any patent, trademark, trade name, copyright or other intangible asset. Atlantic has the unrestricted right to use (free and clear of any rights or claims of others) all trade secrets, customer lists, manufacturing and other processes incident to the manufacture, use or sale of any and all products presently sold by it.

n. Contracts. Except as set forth on Schedule 5(n) attached hereto, Atlantic is not a party to, or otherwise bound by, any: written or oral contract not made in the ordinary course of business; employment or consultant contract not terminable at will without cost or other liability; labor union contract; bonus, pension, profit sharing, retirement, share purchase, stock option, hospitalization, group insurance, or similar employee benefits plan; real or personal property lease, as lessor or lessee; advertising or public relations contract; purchase, supply or service contract in excess of $500 each, or which is not terminable without cost or expense on less than thirty (30) days’ notice; mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement or arrangement whereby any of the assets or properties of Atlantic are subject to a lien, encumbrance, charge or other restriction; license agreement, whether as licensee or licensor; contract or agreement involving any expenditure by Atlantic of more than $500; contract or agreement which is not terminable by Atlantic on more than thirty (30) days’ notice. To the best of the Sellers’ knowledge and belief, Atlantic has in all respects performed all obligations required to be performed to date and is not in material default in any respect under any of the contracts, agreements, leases, documents or other commitments to which it is a party or otherwise bound or affected. All parties having contracts with Atlantic are in material compliance therewith and are not in material default thereunder.

o. Compensation of Officers and Others. Since the 2006 Atlantic Balance Sheet date, there has not been any change in any compensation, commission, bonus or other remuneration payable to any officer, director, agent, employee or consultant of Atlantic, except for increases in the ordinary course of business consistent with prior practice.

p. Inventories. The inventories of Atlantic which are reflected in the 2006 Atlantic Balance Sheet and all inventory items which have been acquired since the 2006 Atlantic Balance Sheet date consist of goods of such quality and in such quantities as are salable in the ordinary course of its business with normal markup at prevailing market prices. Such inventories were determined at the lower of cost or market. Since the 2006 Atlantic Balance Sheet date, Atlantic has continued to replenish its inventories in a normal and customary manner consistent with prior and prudent practice prevailing in its business.

q. Records. The respective books of account and minute books of Atlantic are correct, and reflect those transactions involving its business which properly should have been set forth in such books.

r. Absence of certain Changes or Events. Since the 2006 Atlantic Balance Sheet date, there has not been any change in or any event or condition (financial or otherwise) affecting the properties, assets, liabilities, operations or prospects of Atlantic other than changes in the ordinary course of its businesses, none of which has (either when taken by itself or when taken in conjunction with all other changes) been materially adverse.

s. Costs. Neither Atlantic nor the Sellers will be obligated in any way for any commission, fee, other remuneration to any finder, dealer or the like employed by the Purchaser in connection with this Agreement or its negotiation, execution or performance.

t. Accounts Receivable. All of the accounts receivable of Atlantic are reflected on the 2006 Atlantic Balance Sheet and all of its accounts receivable which are reflection on the 2006 Atlantic Balance Sheet or have arisen since the Atlantic Balance Sheet date (except such accounts receivable as have been collected since the Atlantic Balance Sheet date) are valid and to the best of the Sellers’ knowledge, are enforceable claims.

u. Purchase Commitments and Outstanding Bids. No purchase commitments of Atlantic are in excess of normal, ordinary and usual requirements of its business, or were made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the industry.

v. Insurance Policies. There are in full force all policies of fire, liability and other forms of insurance described in the Schedule of Assets referred to in subparagraph j of this Paragraph 5. Such policies are in amounts and against such losses and risks as are generally maintained by comparable businesses.

w. Disclosure. No representation or warranty by the Sellers in this Agreement or in any writing furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omit or will omit to state any material fact required to make the statements herein or therein contained not misleading.

6. Representations and Warranties by LaVelle as to Cedars. LaVelle represents and warrant to the Purchaser, concerning Cedars, as follows:

a. Title to the Shares. LaVelle has good, absolute, and marketable title to all of the issued and outstanding shares of capital stock of Cedars free and clear of all liens, claims, encumbrances and restrictions of every kind. LaVelle has the complete and unrestricted right, power and authority to sell, transfer and assign the Shares pursuant to this Agreement. The delivery of the Shares to the Purchaser, as herein contemplated, will vest in the Purchaser good, absolute and marketable title to all of the Shares, free and clear of all liens, claims, encumbrances and restrictions of every kind.

b. Organization. Cedars is a duly organized and validly existing Florida corporation in good standing, with all requisite corporate power and authority to carry on its businesses as presently conducted. Cedars is duly qualified as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary. Cedars has no subsidiaries and has no direct or indirect interest in any other firm, corporation or business enterprise.

c. Capitalization and long-term indebtedness of Cedars.

(i) Cedars is authorized by its Articles of Incorporation, to issue 100,000 shares of Common Stock, par value $.01 per share, 1,000 of which are duly and validly issued and outstanding, fully paid, and nonassessable. Cedars has no authority to issue any other capital stock or other securities.

(ii) LaVelle will deliver to the Purchaser upon request of Purchaser true copies of all instruments relating to Cedars’ long-and short-term indebtedness. Cedars is not in any default or violation of any provisions of its outstanding long-term or short-term indebtedness.

(iv) There are no outstanding options, contracts, commitments, warranties, agreements or other rights of any character affecting or relating in any manner to the issuance of Cedars’ capital stock or other securities, or entitling anyone to acquire Cedars’ capital stock or other securities.

d. Financial Statements. LaVelle has furnished the Purchaser with a balance sheet for Cedars as of July 31, 2006 (the “2006 Cedars Balance Sheet”) and Cedars Balance Sheet for Cedars as of December 31, 2004 and the related statement of income and retained earnings for the year ended 2004, prepared by Goldman and Co., Certified Public Accountants. The financial statements for Cedars (i) are in accordance with the books and records of Cedars; (ii) fairly present the financial conditions of Cedars as of such dates and the results of its operations for the periods therein specified, and (iii) and (iii) except as otherwise disclosed in the schedules attached hereto, accurately reflect all contracts and commitments of Atlantic. The 2006 Cedars Balance Sheet discloses all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of Cedars at the 2006 Cedars Balance Sheet date (except such debts, liabilities and obligations as are not required to be reflected therein in accordance with generally accepted accounting principles) and included appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet payable.

e. Present Status. Since the 2006 Cedars Balance Sheet date, Cedars has not; incurred any obligations or liabilities, absolute, accrued, contingent or otherwise, except current liabilities in the ordinary course of its businesses; discharged or satisfied any liens or encumbrances, or paid any obligations or liabilities, except current 2006 Cedars Balance Sheet liabilities and current liabilities incurred, in each case, since the 2006 Cedars Balance Sheet date in the ordinary course of its business; declared or made any shareholder payment or distribution or purchased or redeemed any of its securities or agreed to do so; mortgaged, pledged or subjected to lien, encumbrance or charge any of its assets; canceled any debt or claim; sold or transferred any assets except sales from inventory in the ordinary course of its business; suffered any damage, destruction or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; waived any rights of substantial value; nor entered into any transactions other than in the ordinary course of its business.

f. Tax Returns and Audits. Cedars has duly filed all federal, state and local tax returns required to be filed by it and has paid all federal, state and local taxes required to be paid with respect to the periods covered by such returns. Cedars is not now delinquent in the payment of any tax, assessment or governmental charge. Cedars has not had any tax deficiencies proposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Cedars’ federal and state tax returns are not now being audited by the Internal Revenue Service nor does Cedars have any knowledge of any intention by the Internal Revenue Service or the State of Florida to conduct such audit. Cedars has paid all federal, state and local taxes accrued prior to the Closing Date.

g. Litigation. There are no legal actions, suits, arbitrations, or other legal, administrative or other governmental proceedings pending or threatened against Cedars, its properties, assets or businesses; and neither LaVelle nor Cedars are aware of any facts which, to their knowledge, might result in any such action, suit, arbitration or other proceeding.

h. Compliance with the Law and Other Instruments. The business and operations of Cedars have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect Cedars or its properties, assets, business or prospects. Performance of this Agreement will not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of Cedars under any arrangement, agreement or other instrument to which Cedars or LaVelle are a party or by which Cedars or LaVelle are bound or affected, and will not violate the Articles of Incorporation, as amended, or the Bylaws of Cedars. Cedars is not in violation of its Articles of Incorporation, as amended, its Bylaws, or of any indebtedness, mortgage, contract, lease or other agreement or commitment.

i. Title to Property and Assets. Cedars has good, absolute and marketable title to all owned properties and assets, other than equipment identified as leased equipment on Schedule 6(j) below, including without limitation those reflected in the 2006 Cedars Balance Sheet and those used or located on property controlled by Cedars in its business, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction except those which are disclosed on the 2006 Cedars Balance Sheet as securing specified liabilities, or are disclosed in the Schedule of Assets referred to in subparagraph (6j) hereof. All the equipment of Cedars is in good condition and repair, reasonable wear and tear expected. Cedars has not been threatened with any action or proceeding under any building or zoning ordinance, regulation or law.

j. Schedule of Assets. LaVelle has delivered to the Purchaser a separate Schedule of Assets, specifically referring to this paragraph, containing:

(i) A true and complete legal description of all real properties owned and held by Cedars;

(ii) A true and complete legal description of all real properties in which Cedars has a leasehold interest, together with a description of each indenture, lease, sublease or other instrument under which Cedars claims or holds such leasehold interest. Cedars has good and valuable leasehold interests in such properties, and all such instruments are in effect and enforceable according to their respective terms;

(iii) A true and complete list of all patents, patent applications, patent licenses, trademarks, trademark registrations and applications therefore, trade names, copyrights and copyright registrations and applications therefore, and any Food and Drug Administration approvals (hereinafter “FDA Approvals”) owned or granted to Cedars are listed on Schedule 6(j)(iii).

(iv) A true and complete list of all contracts between Cedars and any insurance companies whereby Cedars has agreed to provide medical services to insureds of the insurance company and the insurance company has agreed that it will pay for services performed for its insureds by Cedars (hereinafter “Cedars Provider Contracts”) are listed on Schedule 6(j)(iv).

(v) A true and complete list of all services provided by Cedars for which Medicare has approved Cedars as a provider and for which Medicare will pay Cedars when such services are provided by Cedars for individuals participating in a Medicare plan are listed on Schedule 6(j)(v).

(vi) A complete schedule of all fire and other casualty and liability policies of Cedars in effect on the date of this Agreement.

(vii) A complete schedule of all machinery and equipment, automobiles, trucks, vans, or other vehicles, tools, furniture, leasehold improvements, fixtures, customer deposits, utility deposits, equipment deposits, lease deposits or other deposits, and all other tangible personal property of every kind and nature owned or used in or necessary for the operation of the Business are listed on Schedule 6(j)(vii).

Cedars Provider Contracts. All of the Cedars Provider Contracts listed in the Schedule of Assets referred to in Paragraph (6j), above, remain in full force and effect. Cedars has in all respects performed all obligations required to be performed to date and is not in material default in any respect under any of the Cedars Provider Contracts, and the insurance companies that are parties to the Cedars Provider Contracts are in material compliance therewith and are not in material default thereunder. Furthermore, the change in ownership of Cedars, contemplated by this Agreement, will not result in the cancellation or termination of the Cedars Provider Contracts.

k. Medicare Approvals. The Medicare approvals Cedars has received for its services listed in the Schedule of Assets referred to in Paragraph (6j) subject only to the filing of a change of ownership form will remain valid and effective. Cedars remains a Medicare provider of those services and Medicare will pay Cedars for those services when provided to an individual participating in a Medicare plan. Furthermore, the change in ownership of Cedars, contemplated by this Agreement, will require the filing of a change of ownership form but will not result in the cancellation, termination or withdrawal of the Medicare approvals listed in Cedar’s Schedule of Assets. Cedars is not in material default, in any respect, on any obligations it may have to Medicare as a provider of services to individuals participating in a Medicare plan.

l. Patents Trademarks and FDA Approvals. Cedars has FDA Approvals necessary in the conduct of its business. Cedars has received no notice of any claim that it is infringing upon or otherwise acting adversely to the rights of any person under, or in respect to, any copyrights, trademarks, trademark rights, patents, patent rights or licenses owned by any person or persons and there is no such claim or pending or threatened action with respect thereto. Cedars has maintained any required FDA approvals, if any, and the transaction contemplated by this Agreement will not affect these FDA Approvals. Cedars is not obligated to pay any royalties or fees to any licensee or other claimant for any patent, trademark, trade name, copyright or other intangible asset. Cedars has the unrestricted right to use (free and clear of any rights or claims of others) all trade secrets, customer lists, manufacturing and other processes incident to the manufacture, use or sale of any and all products presently sold by it.

m. Contracts. Except as set forth on Schedule 6(m) attached hereto, Cedars is not a party to, or otherwise bound by, any: written or oral contract not made in the ordinary course of business; employment or consultant contract not terminable at will without cost or other liability; labor union contract; bonus, pension, profit sharing, retirement, share purchase, stock option, hospitalization, group insurance, or similar employee benefits plan; real or personal property lease, as lessor or lessee; advertising or public relations contract; purchase, supply or service contract in excess of $500 each, or which is not terminable without cost or expense on less than thirty (30) days’ notice; mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement or arrangement whereby any of the assets or properties of Cedars are subject to a lien, encumbrance, charge or other restriction; license agreement, whether as licensee or licensor; contract or agreement involving any expenditure by Cedars of more than $500; contract or agreement which is not terminable by Cedars on more than thirty (30) days’ notice. Cedars has in all respects performed all obligations required to be performed to date and is not in material default in any respect under any of the contracts, agreements, leases, documents or other commitments to which it is a party or otherwise bound or affected. All parties having contracts with Cedars are in material compliance therewith and are not in material default thereunder.

o. Compensation of Officers and Others. Since the 2006 Cedars Balance Sheet date, there has not been any change in any compensation, commission, bonus or other remuneration payable to any officer, director, agent, employee or consultant of Cedars, except for increases in the ordinary course of business consistent with prior practice.

p. Inventories. The inventories of Cedars which are reflected in the 2006 Cedars Balance Sheet and all inventory items which have been acquired since the 2006 Cedars Balance Sheet date consist of goods of such quality and in such quantities as are salable in the ordinary course of its business with normal markup at prevailing market prices. Such inventories were determined at the lower of cost or market. Since the 2006 Cedars Balance Sheet date, Cedars has continued to replenish its inventories in a normal and customary manner consistent with prior and prudent practice prevailing in its business.

q. Records. The respective books of account and minute books of Cedars are correct, and reflect those transactions involving its business which properly should have been set forth in such books.

r. Absence of certain Changes or Events. Since the 2006 Cedars Balance Sheet date, there has not been any change in or any event or condition (financial or otherwise) affecting the properties, assets, liabilities, operations or prospects of Cedars other than changes in the ordinary course of its businesses, none of which has (either when taken by itself or when taken in conjunction with all other changes) been materially adverse.

s. Costs. Neither Cedars nor LaVelle will be obligated in any way for any commission, fee, other remuneration to any finder, dealer or the like employed by the Purchaser in connection with this Agreement or its negotiation, execution or performance.

t. Accounts Receivable. All of the accounts receivable of Cedars are reflected on the 2006 Cedars Balance Sheet and all of its accounts receivable which are reflected on the 2006 Cedars Balance Sheet or have arisen since the 2006 Cedars Balance Sheet date (except such accounts receivable as have been collected since the 2006 Cedars Balance Sheet date) are valid and, to the extent of LaVelle’s knowledge, are enforceable claims.

u. Purchase Commitments and Outstanding Bids. No purchase commitments of Cedars are in excess of normal, ordinary and usual requirements of its business, or were made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the industry.

v. Insurance Policies. There are in full force all policies of fire, liability and other forms of insurance described in the Schedule of Assets referred to in subparagraph j of this Paragraph 5. Such policies are in amounts and against such losses and risks as are generally maintained by comparable businesses.

w. Disclosure. No representation or warranty by LaVelle in this Agreement or in any writing furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omit or will omit to state any material fact required to make the statements herein or therein contained not misleading.

7. Representations and Warranties By Purchaser. The Purchaser represents and warrants to the Sellers that it is authorized, by appropriate action of its directors, to enter into this Agreement and to consummate all the transactions contemplated by the Agreement including, without limitation, the issuance of its shares of common stock referred to in subparagraph (3)(b) hereof and that no shareholder approval is required.

8. Actions of the Companies Pending Closing. The Sellers agree that from the date hereof through the Closing Date:

a. Operations. Unless the Purchaser consents in writing to the contrary, the Sellers will cause the Companies to operate only in the ordinary course of their businesses; and to not enter into any transaction or perform any act which would constitute a breach of the representations, warranties or agreements contained herein.

b. Access to Records. The Sellers will cause the Companies to afford the Purchaser access, during normal business hours, to all of their business operations, properties, books, files and records and will cooperate in the Purchaser’s examination thereof. No such examination, however, shall constitute a waiver or relinquishment by the Purchaser of his right to rely upon the Sellers’ covenants, representations and warranties as made herein or pursuant hereto. Except as and to the extent required by law, the Purchaser will not disclose or use and will direct its representatives not to disclose or use to the detriment of the Companies or the Sellers, any Confidential Information (as defined below) with respect to the Companies or the Sellers furnished, or to be furnished, by either the Companies or the Sellers or their respective representatives to the Purchaser or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. Notwithstanding the foregoing, the Sellers agree and acknowledge that the Purchaser may file an 8-K under the Securities Exchange Act, as amended, disclosing the terms of this transaction, attach this Agreement to the 8-K, and issue a press release announcing that it has entered into this Agreement. For purposes of this Paragraph, “Confidential Information” means any information about the Companies or the Sellers stamped “confidential” or identified in writing as such to the Purchaser by the Companies or the Sellers promptly following its disclosure, unless (a) such information is already known to the Purchaser or its representatives or to others not bound by a duty of confidentiality at the time of its disclosure or if such information becomes publicly available through no fault of the Purchaser or its representatives; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the possible acquisition; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Companies or the Sellers, the Purchaser will promptly return to the Companies or the Sellers or destroy any Confidential Information in its possession and certify in writing to the Companies and the Sellers that it has done so.

c. Compliance. The Sellers will cause the Companies and their officers and employees to comply with all applicable provisions of this Agreement.

d. Exclusive Dealing.

(i) Neither the Companies nor the Sellers will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Companies, their assets or businesses, in whole or in part, or the shares of their capital stock, whether directly or indirectly, through purchase, merger, consolidation or otherwise; and

(ii) Either the Companies or the Sellers will, as the case may be, immediately notify the Purchaser regarding any contact between the Companies, the Sellers or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

9. Conditions Precedent to Obligations of Purchaser. Unless waived, in whole or in part, in writing by the Purchaser, the obligations of the Purchaser hereunder are subject to the fulfillment prior to or at the Closing, of each of the following conditions:

a. No Material Errors. The representations and warranties of both Sellers, as to Atlantic, in Paragraph 5, hereof, and of LaVelle, as to Cedars, in Paragraph 6, hereof, shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement. The Sellers shall have performed all of the obligations to be performed by them hereunder on or prior to the Closing Date.

b. Certificate of Officers. The Companies shall have delivered to the Purchaser a certificate dated on the Closing Date, executed by their Presidents and Secretaries, certifying that the conditions specified in subparagraphs (a), (c) and (e) of this Paragraph 9 have been fulfilled, and the representations and warranties are true and correct.

c. Resignation of Directors and Officers. The Sellers shall have delivered to the Purchaser the written resignations of the directors and officers of the Companies.

d. Intentionally deleted.

e. Intentionally deleted.

f. Covenant Not to Compete. The Sellers shall enter into a Non-Competition Agreement in form reasonably satisfactory to the Purchaser providing, among other matters, for five years following the Closing Date, he will not, directly or indirectly, within the State of Florida, enter into or engage generally in direct competition with the Companies in the business of medical imaging, either as a partner or joint venturer, or as an employee or agent for any person, or as an officer, director, shareholder or otherwise. Not withstanding the foregoing, the agreement shall not restrict the rights of the Sellers to engage in the business of selling medical supplies.

g. Consents. The Purchasers shall have obtained all necessary consents to the change in ownership.

h. Employment Related Compensation. Intentionally deleted.

i. Completion of Audit. The Purchaser, at its expense, may cause the Companies financial statements to be audited. The closing will be contingent upon the Purchaser’s receipt of audited financial statements.

j. Other Matters. All corporate and other proceedings and action taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to the Purchaser and his counsel.

10. Nature and Survival of Representations and Warranties. All statements of fact contained in any memorandum, certificate, instrument or other document delivered by or on behalf of the Sellers for information or reliance pursuant to this Agreement shall be deemed representations and warranties by the Sellers under this Agreement. All representations and warranties of the parties shall survive the Closing and all inspections, examinations or audits on behalf of the parties shall expire two years following the Closing Date.

11. Indemnification. The Sellers hereby agree to indemnify and hold harmless the Purchaser against, and in respect of, actual damages (as hereinafter defined). Damages, as used herein, shall include any claim, action, demand, loss, cost, expense, liability (joint or several), penalty and other damage, including without limitation, reasonable counsel fees reasonably required and other costs and expenses actually incurred in investigation or in attempting to avoid same or oppose imposition thereof or in enforcing this indemnity, resulting to Purchaser from any misrepresentation made by Sellers in this Agreement, breach of any warranties made by the Sellers in this Agreement, or breach or default in the performance by the Sellers of any of the obligations to be performed by it hereunder. Notwithstanding the scope of the Sellers’ representations and warranties herein, or of any individual representation or warranty, or any disclosure to the Purchaser, herein or pursuant hereto, or the definition of damages contained in the preceding sentence, or the Purchaser’s knowledge of any fact or facts at or prior to the Closing, damages shall also include: all debts, liabilities and obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Companies on the 2006 Cedars Balance Sheet Date not reflected in the 2006 Cedars Balance Sheet, whether known or unknown by the Sellers; all claims, actions, demands, losses, costs, expenses and liabilities resulting from any litigation involving the Companies which arose prior to the date of Closing whether or not disclosed to the Purchaser; all claims, actions, demands, losses, costs, expenses, liabilities and penalties resulting from (i) the Companies’ failure to own, possess and have good title; or (ii) any claim or action with respect to the matters described in clauses (i) or (ii); all claims, actions, demands, losses, costs, expenses, liabilities or penalties resulting from the Companies’ failure to perform any obligation required by them to be performed at or prior to the date hereof or at or prior to the Closing Date, or by reason of any default of the Companies, at the date hereof or at the Closing Date, under any of the contracts, agreements, leases, documents or other commitments to which they are parties or otherwise bound or affected; and all losses, costs and expenses (including without limitation all fees and disbursement of counsel) relating to damages. The Sellers shall reimburse the Purchaser on demand for all payments made by the Purchaser at any time after Closing, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any damages to which the foregoing indemnity relates.

The Purchaser agrees to give the Sellers prompt written notice of any litigation threatened or instituted against the Companies which might constitute the basis of a claim for indemnity by the Purchaser against the Sellers.

12. Records of the Companies. For a period of five years following the Closing Date, the books of account and records of the Companies pertaining to all periods prior to the Closing Date shall be available for inspection by the Sellers for use in connection with tax audits.

13. Miscellaneous.

a. Expenses. All of the parties shall bear all expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated hereby and preparation thereof.

b. Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects by an instrument in writing executed by the Purchaser and the Sellers.

c. Non Assignability and No Third Party Beneficiaries. Neither this Agreement nor any right created by it shall be assignable by either the Sellers (or their successors in interest) or the Purchaser without the prior written consent of the other, except for an assignment incident to a merger, consolidation or reorganization of either party. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement.

d. Notices. Any notices, communication, request, reply or advice (hereinafter severally and collectively called “Notice”) provided for or permitted to be given by this Agreement, made, or accepted by either party to the other must be in writing and may be given or be served by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person to such party. Notice deposited in the mail in the manner hereinabove described shall be effective only if and when received by the parties to be notified. For purposes of Notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

i. If to Purchaser:

Telzuit Medical Technologies, Inc.

Attn: Warren Stowell

5422 Carrier Drive, Suite 306,

Orlando, Florida 32819

or at such other addresses as the Purchaser may have advised the Sellers in writing; and

ii. If to Sellers:

Todd LaVelle

Mike Evertsen

2197 Canton Road, Suite 107

Marietta, Georgia 30066

or at such other address as the Sellers may have advised the Purchaser in writing.

e. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

f. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

g. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Purchaser and the Sellers, their heirs, executors, administrators, successors and assigns.

h. Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or herein provided for.

i. Choice of Law. It is the intention of the parties that the laws of the State of Florida should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. Venue for any legal action which may be brought thereunder shall be deemed to lie in Orange County, Florida.

j. Attorney Fees. In the event of a default or dispute in any of the provisions hereunder which are required to be resolved through arbitration or litigation, the prevailing party with respect to each such issue, in addition to all other remedies, shall be entitled to reasonable attorney fees, expenses and costs incurred in forcing said Agreement.

k. Entire Agreement. The foregoing constitutes the entire agreement and understanding of the parties on the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Witnesses:	Purchaser:

Telzuit Medical Technologies, Inc.

By:

Name:

Its:

Sellers:

Todd LaVelle

Mike Evertsen

Exhibit 10.2

THIS DOCUMENT AND EXHIBIT “A” AND EXHIBIT “B” ATTACHED HERETO CONSTITUTE PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

CONSULTATION AGREEMENT

WHEREAS, Telzuit Medical Technologies, Inc., a Florida corporation (the “Company”) and Todd LaVelle (“LaVelle”) and Mike Evertsen (“Evertsen”) have executed and entered into that certain Agreement for Purchase and Sale of Shares dated July __, 2006 (the “Purchase Agreement”); and

WHEREAS, LaVelle and Evertsen, who are officers and were active in the business of both Atlantic Ultrasound, Inc. (“Atlantic”) and Cedars Diagnostic, Inc. (“Cedars”) prior to the Closing Date of the Purchase Agreement, have agreed to serve as consultants to the Company for a period of three (3) months after Closing; and

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, LaVelle, Evertsen and the Company hereby agree as follows:

1. CONSULTATION: For and during the period commencing on the Closing Date of the Purchase Agreement, to wit: August 1, 2006, and ending three (3) consecutive calendar months thereafter, to wit: October 31, 2006, LaVelle and Evertsen agree to consult with and provide consultation and advice to the Company, its agents, officers and/or employees during such customary business hours as may be requested from time to time by the Company. The services to be rendered by LaVelle and Evertsen shall consist of business advice concerning opinions desired by the Company on matters in connection with the operation of the businesses of Atlantic and/or Cedars, relationships with suppliers, insurance providers and governmental agencies, and relationships with customers of Atlantic and Cedars. LaVelle and Evertsen shall have the sole discretion as to the form, manner and place in which said advice shall be given, and shall at no time be under any obligation whatsoever to render a written opinion or report in connection with any advice they may give to the Company concerning any matters of Atlantic and/or Cedars with regard to their businesses. LaVelle and Evertsen, when reasonably requested by the Company, shall devote only such time as LaVelle and Evertsen may deem reasonable and necessary to the matters of the Company. The consultation and advice to be provided shall not in any manner be deemed to create any form of partnership, joint venture or business association between LaVelle, Evertsen and the Company and LaVelle and Evertsen shall be and are hereby relieved and released from any liability arising in any form from the consultation and advice provided to the Company.

2. CONSIDERATION: As consideration for their agreement to provide consultation and advice to the Company, the Company shall issue in the aggregate, 277,000 shares of its common stock (the “Shares”) registered pursuant to the Company’s S-8 Registration Statement, 193,900 Shares in the name of Todd LaVelle and 83,100 Shares in the name of Mike Evertsen; and (b) pay to LaVelle and Evertsen a lump sum payment of $12,000 payable $8,400 to LaVelle and $3,600 to Evertsen.

3. REPRESENTATIONS AND WARRANTIES: In connection with the issuance of the Shares, LaVelle and Evertsen hereby represent and warrant to and agree with the Company as follows:

(a) One or more of the descriptions set forth below is applicable to LaVelle and Evertsen (such applicable item(s) being marked “X” below by Subscriber) and accurately reflect(s) LaVelle’s and Evertsen’s current financial situation (please mark as many as are applicable):

1.	LaVelle is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of the purchase of the Shares exceeds $1,000,000.

2.	LaVelle is a natural person whose income for each of 2004 and 2005 has exceeded $200,000, and there is a reasonable expectation that LaVelle’s income for 2006 will also be in excess of $200,000. Such income is solely that of LaVelle and excludes the income of LaVelle’s spouse.

3.	LaVelle is a natural person whose income, together with that of his/her spouse, for each of 2004 and 2005 has exceeded $300,000, and there is a reasonable expectation that LaVelle’s income (combined with spouse’s) for 2006 will also be in excess of $300,000.

1.	Evertsen is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of the purchase of the Shares exceeds $1,000,000.

2.	Evertsen is a natural person whose income for each of 2004 and 2005 has exceeded $200,000, and there is a reasonable expectation that Evertsen’s income for 2006 will also be in excess of $200,000. Such income is solely that of Evertsen and excludes the income of Evertsen’s spouse.

3.	Evertsen is a natural person whose income, together with that of his/her spouse, for each of 2004 and 2005 has exceeded $300,000, and there is a reasonable expectation that Evertsen’s income (combined with spouse’s) for 2006 will also be in excess of $300,000.

(b) LaVelle and Evertsen acting alone, or LaVelle and Evertsen with the assistance of the investment advisor described below, have the requisite knowledge, experience and sophistication in financial and business matters to enable LaVelle and Evertsen and their advisor, if any, to evaluate the merits, risks and other factors bearing on a decision to invest in the Company and so as to qualify as a “sophisticated investor” as established under relevant statutory, regulatory and judicial authority promulgated or created with regard to the Securities Act of 1933 (the “Securities Act”).

(c) LaVelle and Evertsen and their investment advisor, if any, have had an opportunity to meet with representatives of the Company and to ask questions and receive answers to their satisfaction regarding the proposed business of the Company and its financial condition in order to assist them in evaluating the merits and risks of purchasing the Shares. All material documents and information pertaining to the Company and the investment therein that have been requested have been made available to LaVelle and Evertsen.

(d) At no time was LaVelle or Evertsen presented with or solicited by any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over radio or television or by any other form of general solicitation or general advertising.

5. INDEPENDENT CONTRACTOR STATUS. LaVelle and Evertsen shall provide the consulting services to the Company as independent contractors and, as such, you shall be free to exercise your own discretion and judgment in the performance of such consulting services and with respect to the time, place, method, and manner of performance. Nothing contained in this Agreement or in the performance of any consulting services shall be construed as creating the relationship of employer and employee between the Company and you. You understand that you will not be entitled to participate in any of the Company’s employee benefit plans or otherwise receive any insurance or other employee benefits provided to employees of the Company.

6. WITHHOLDING TAX. The Company shall not withhold federal, state or local taxes with respect to the compensation payable to you under this Agreement, and you shall bear sole responsibility for the payment of all taxes due in connection with such compensation.

7. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. There are no representations or warranties other than as contained herein. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or of a different nature.

8. FLORIDA LAW and VENUE. This Agreement shall be construed according to the laws of the State of Florida (exclusive of the conflicts of law provisions thereof) and shall be binding upon the parties hereto, their successors and assigns. Venue for any legal action which may be brought hereunder shall be deemed to lie in Orange County, Florida.

9. ATTORNEYS’ FEES and COSTS: In the event of any litigation arising under this agreement, the prevailing party shall be entitled to an award of attorneys’ fees and court costs, at trial and on any appeals.

10. TELZUIT MEDICAL TECHNOLOGIES EQUITY COMPENSATION PLAN

(a) The Telzuit Medical Technologies Equity Compensation Plan (the “Plan”)The Plan, a copy of which is attached hereto as Exhibit “A,” and the Company’s latest annual report, a copy of which is attached hereto as Exhibit “B,” are hereby incorporated by reference herein and made a part hereof for all purposes. This document and the exhibits attached hereto constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(b) The Shares are not being issued pursuant to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Recipient may obtain additional information about the Plan by written request directed to the Company as provided in Section 7 below. The Shares will be an original issuance by the Company.

(c) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 and that certain Form S-8 registration statement filed on or about September 1, 2005, as amended, are hereby incorporated by reference herein and made a part hereof for all purposes.

(d) The Company shall furnish to Recipient, upon oral or written request and without charge, a copy of the Plan and any document incorporated herein by reference pursuant to Section 7 below within fifteen (15) days of receipt of such request.

(e) The Recipient acknowledges that he or she is aware of the historical trading volume of the shares of the Company on the OTCBB and as such, recognizes that the Shares received as compensation for services rendered hereunder may not be able to be liquidated in a timely manner or at all.

IN WITNESS WHEREOF, we have hereunto set our hands and seals this              day of July, 2006.

WITNESSES

Todd LaVelle

Mike Evertsen

Telzuit Medical Technologies, Inc.

By:

Name:

Its:

EXHIBIT A

Telzuit Medical Technologies Equity Compensation Plan

The document ATTACHED constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EXHIBIT B

Telzuit Medical Technologies, Inc.’s

Annual Report on Form 10K or 10KSB

The document ATTACHED constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Exhibit 99.1

Telzuit Medical Technologies Acquires Mobile Medical Imaging

Company PDS Imaging

- Strategic transaction adds Medicare-approved / private insurance credentialed, fast-growing IDTF to Telzuit’s business platform -

- Acquisition of Medical Imaging Business meets requirements for the third clinic milestone as scheduled under recent financing terms-

- Operating synergies, positive cash flow will enhance Telzuit’s core mobile monitoring business -

ORLANDO, Fla.— August 2, 2006—Telzuit Medical Technologies, Inc. (OTCBB: TZMT) announced today that it has acquired Florida-based mobile ultrasound and cardiac imaging company PDS Imaging (PDS). The transaction, which closed August 1, 2006, was financed through a combination of cash and Telzuit common stock. Terms of the transaction were not disclosed

Based in Orlando, PDS is a 10+ year-old Medicare-approved Independent Diagnostic Testing Facility (IDTF) company offering echocardiograms, ultrasound and other outsourced diagnostic services to physicians and healthcare facilities in Central Florida. This strategic acquisition will serve three critical functions for Telzuit:

•	Adds cash-flow positive mobile ultrasound and cardiac imaging business to Telzuit’s clinic operations. PDS operates in a highly specialized niche business and is a market leader in this segment in Central Florida, with operations spanning from Tampa to Orlando. In the full-year 2005 period the company posted revenue of $1.1 million and cash flow of $210,000.

•	Expands Telzuit’s patient/physician target market. PDS currently services 140 physicians in Central Florida, with an average run-rate of over 12,000 patient encounters per year. In addition, due to the intense capital requirements of traditional Holter technology, PDS currently offers only limited Holter monitoring within its service offering. Through this acquisition Telzuit will gain direct access to this physician base, with the ability to offer high-quality and affordable heart monitoring through its forthcoming STATPATCH wireless Holter monitor.

•	Gains access to significant new patient base through credentialed IDTF. PDS’s IDTF is in-network and credentialed with Medicare and most major private insurance groups. On a monthly basis the company services patients represented by approximately 60 different medical practices with 140 physicians. With the IDTF secured, Telzuit now gains full access to a substantial patient base whose insurance carriers require a credentialed IDTF.

Warren Stowell, CEO of Telzuit, commented, “PDS is a perfect fit for our company. From a strategic standpoint both companies share a common mission of advancing the use and effectiveness of mobile medical technology. From an operating standpoint the addition of PDS expands our business platform, increases the size of our initial target market in Florida, and improves our financial position. The company’s mobile imaging business operates in our geographic sweet spot, giving us direct access to a new pool of physicians that may have an immediate need for an affordable Holter monitoring service. Furthermore, the addition of a credentialed IDTF gives us access to a significant group of patients whose insurance carriers require this specialized capability. And with meaningful cash flow generation, we add a business that allows us to immediately reinvest in the growth and development of our company.”

About Telzuit Medical Technologies, Inc.

Telzuit Medical Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The company is in the final stages of launching its first product, the STATPATCH wireless heart monitor. The STATPATCH is a full 12-lead, completely wireless Holter monitor, which is new to the marketplace. In conjunction with its strategic partners, Telzuit is also building its own dedicated intranet platform to handle several of the products it will be releasing, including the STATPATCH. In addition the company operates several walk-in clinics in the Orlando area branded under STATCARE. Telzuit is based in Orlando, Florida. For more information on Telzuit, its business model and its products, please visit the company’s Web site: http://www.telzuit.com.

Forward Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the health products industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

James Tolan

Co-Founder, Telzuit Medical Technologies, Inc

407-354-1222